Exhibit 99.1

KKR Financial Holdings LLC Announces Redemption of all Outstanding 7.500% Senior Notes due 2042

SAN FRANCISCO, April 7, 2017—KKR Financial Holdings LLC (the “Company”) announced today that it will redeem all of its outstanding 7.500% Senior Notes due 2042 (the “Notes”) on April 24, 2017 in accordance with the optional redemption provisions provided in the documents governing the Notes. The Notes trade on the New York Stock Exchange under the symbol “KFI” and have been assigned CUSIP No. 48248A504 and ISIN No. US48248A5048. As of April 7, 2017, there was $115.0 million aggregate principal amount of the Notes outstanding. The redemption price will equal 100% of the principal amount of the Notes plus unpaid interest accrued thereon to, but excluding, the redemption date, in accordance with the terms of the Notes. The Company intends to use cash on hand to fund the redemption.

Beneficial holders of the Notes with any questions about the redemption should contact the brokerage firm or financial institution through which they hold the Notes.

ABOUT KKR FINANCIAL HOLDINGS LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. The Company’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating current income. The Company executes its core business strategy through its majority-owned subsidiaries. The Company is externally managed by KKR Financial Advisors LLC. The Company and KKR Financial Advisors LLC are each subsidiaries of KKR & Co. L.P. Additional information regarding the Company is available at http://ir.kkr.com/kfn_ir/kfn_overview.cfm. Information on KKR Financial Holdings LLC’s website is not incorporated into, and does not form a part of, this press release.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Angela Yang	Kristi Huller
KKR Financial Holdings LLC	Kohlberg Kravis Roberts & Co. L.P.
Tel: +1 (415) 315-6567	Tel: + 1 (212) 750-8300
angela.yang@kkr.com	media@kkr.com